UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2011

MWI VETERINARY SUPPLY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51468	02-0620757
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3041 W. Pasadena Drive, Boise, ID 83705
(Address of principal executive offices)   (Zip Code)

(208) 955-8930
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 20, 2011, MWI Veterinary Supply, Inc., a Delaware corporation ("MWI" or "the Company"), MWI Veterinary Supply Co., an Idaho corporation and wholly owned subsidiary of the Company (“Buyer”) and Micro Beef Technologies, Ltd., a Texas limited partnership (“Micro”) entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which Buyer will acquire substantially all of the assets and assume certain liabilities of Micro.

Micro is engaged in (a) the development of computerized management systems for individual animal information collection and management, and related marketing, health, and nutrition systems (including animal identification and food safety assurance traceback systems), (b) the research and development of such systems, and (c) the distribution and sale of feed additives and animal health products.

Under the terms of the Agreement, at the closing (the “Closing”) Buyer will pay or cause to be paid to Micro $53.4 million in cash, plus the Company will issue restricted stock of the Company valued at $6.6 million, subject to certain working capital and debt adjustments at the Closing.  Of such consideration, $6.5 million will be deposited into escrow as security for certain indemnification obligations and post-closing adjustments relating to working capital and debt levels at the Closing.

In accordance with the terms of the Agreement, Buyer has deposited with an escrow agent a deposit in the amount of $2,000,000, which deposit shall be applied to the purchase price at the Closing.  If the Closing does not occur, such deposit (a) is payable to Micro if all of the conditions to Closing are either satisfied or waived and the Company does not fund the purchase price or (b) is otherwise refundable to Buyer.

The Agreement may be terminated by each of the Company and Micro under specified circumstances, including if the acquisition is not consummated by the six month anniversary of the date of the Agreement.

The Closing is subject to customary conditions, including among others, (a) the absence of any law or order prohibiting the Closing, (b) the absence of any event, occurrence, fact, condition or change that has or could reasonably be expected to be have a material adverse effect on Micro’s business, (c) the execution and delivery of certain ancillary documents and (d) obtaining of certain third party consents and approvals, including, without limitation, clearance under the Hart-Scott Rodino Act.

Micro has made customary representations and warranties and has agreed to related indemnification obligations in the Agreement, which will generally expire 18 months after the closing, except for indemnification obligations with respect to certain representations and warranties which either expire following the conclusion of the relevant statute of limitations or which do not expire. Micro has also agreed to various customary pre-closing covenants and agreements, including, among other things, to refrain from soliciting or executing any alternate transactions, to conduct its business in the ordinary course during the period between the date of the Agreement and the Closing, and to refrain from taking various non-ordinary course actions during that period.   The Agreement includes a post-closing restrictive covenant providing that Micro will not, for a period of five years following the Closing, (i) directly or indirectly compete with Buyer through soliciting, selling or rendering any services or products in a competitive business and (ii) directly or indirectly, solicit any customer, client, supplier or manufacturer’s representative of Buyer.  In addition, William C. Pratt and Mark Shaw, two members of Micro’s senior management team, have also entered into agreements effective at Closing containing similar restrictive covenants, which covenants shall be applicable to Mr. Shaw for a period of three years following the Closing and to Mr. Pratt for a period of five years following the Closing.

The transaction is expected to close in MWI’s first fiscal quarter of 2012, which ends December 31, 2011.

Item 7.01.  Regulation FD Disclosure

MWI Veterinary Supply, Inc. issued a press release announcing the entering into a definitive agreement to acquire substantially all of the assets and assume certain liabilities of Micro.  A copy of the press release is attached as Exhibit 99.1 to this report.

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits

   (d)             Exhibits

99.1	MWI Veterinary Supply, Inc. press release dated September 21, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MWI VETERINARY SUPPLY, INC.

Date: September 22, 2011	By:	/s/ Mary Patricia B. Thompson
Mary Patricia B. Thompson
Senior Vice President of Finance and Administration, Chief Executive Officer